UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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PATRIOT NATIONAL BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

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PATRIOT NATIONAL BANCORP, INC.

900 Bedford Street

Stamford, Connecticut 06901

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Patriot National Bancorp, Inc.:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), which will be held on July 26, 2016, starting at 10:00 a.m., Eastern Standard Time, at the offices of Robinson & Cole LLP, 1055 Washington Boulevard, 10th Floor, Stamford, Connecticut 06901, for the following purposes:

(1)	To elect six directors to serve until our Annual Meeting of Shareholders to be held in 2017 and until their successors are elected;

(2)	To ratify the appointment of BDO USA, LLP to serve as the independent registered public accounting firm for Patriot National Bancorp, Inc. for the 2016 fiscal year; and

(3)	To transact any other business which may properly come before the meeting.

This Notice of 2016 Annual Meeting of Shareholders and the attached Information Statement dated June 30, 2016 should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. Collectively, these documents contain all of the information and disclosures required in connection with the 2016 Annual Meeting of Shareholders. Copies of all these materials can be found on the Company’s website at www.bankpatriot.com.

By Order of the Board of Directors,

/s/ Michael A. Carrazza
Michael A. Carrazza
Chairman of the Board

/s/ Kenneth T. Neilson
Kenneth T. Neilson
President and Chief Executive Officer

June 30, 2016

INFORMATION STATEMENT

For the Annual Meeting of Shareholders to be held on

July 26, 2016

at the offices of Robinson & Cole LLP,

1055 Washington Boulevard, 10th Floor

Stamford, Connecticut 06901

at 10:00 a.m.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the shareholders of Patriot National Bancorp, Inc., a Connecticut corporation (“we,” “us,” “our,” the “Company” or “Patriot”). We are the bank holding company of Patriot Bank, N.A. (the “Bank”). This Information Statement relates to our resolutions to (a) elect six directors for the coming year, (b) retain BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year, and (c) transact any other business which may properly come before the meeting. These resolutions will be adopted by our Board of Directors prior to the 2016 Annual Meeting of Shareholders in accordance with statutes governing Connecticut corporations (the “Connecticut Law”) and will be presented to an annual meeting of our shareholders to be held on July 26, 2016, as outlined in the Notice of 2016 Annual Meeting of Shareholders (the “Annual Meeting”) that accompanies this Information Statement.

Our majority shareholder, PNBK Holdings LLC (“Holdings”), which beneficially owns 77% of our outstanding voting securities, has indicated that it will vote in favor of these resolutions. Holdings is managed by PNBK Sponsor, LLC (“Sponsor”). Michael A. Carrazza, the Chairman of our Board, is the manager of Sponsor. No other votes are required or necessary to elect directors for the coming year or to retain BDO USA, LLP as our independent registered public accounting firm for the 2016 fiscal year.

The election of directors and the retention of BDO USA, LLP as our independent registered public accounting firm are outlined below.

QUORUM AND VOTING REQUIREMENTS

Quorum Requirement

A majority of our outstanding common stock, $0.01 par value per share (the “Common Stock”), represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law. If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Vote Required

If a quorum is present, action by the shareholders on the retention of BDO USA, LLP as our independent registered public accounting firm is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

In the election of directors, shareholders may cumulate their votes. Cumulative voting allows a shareholder to allocate among the director nominees, as the shareholder sees fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares held by the shareholder. For example, if a shareholder owns 100 shares of stock, and there are six directors to be elected at the Annual Meeting, a shareholder may allocate 600 “for” votes (six multiplied by 100) among as few or as many of the six nominees to be voted on at the Annual Meeting as the shareholder chooses. Cumulative voting applies only to the election of directors. For all other matters, each share of Common Stock outstanding as of the close of business on the Record Date (as defined below), is entitled to one vote.

In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter (including elections) will not be treated as a vote for or against the proposal on the election of directors and the retention of BDO USA, LLP as our independent registered public accounting firm.

Dissenters’ Right of Appraisal

Our shareholders do not have dissenters’ rights of appraisal with respect to the proposals to be considered at the Annual Meeting.

Other Business

At the date hereof, our management has no knowledge of any business other than that described in the notice for the Annual Meeting that will be presented for consideration at the Annual Meeting.

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Record Date

The record date for determining the shareholders entitled to vote at the Annual Meeting was the close of business on Friday, June 17, 2016 (the “Record Date”), at which time we had issued and outstanding 3,958,733 shares of Common Stock which were owned by 210 shareholders of record. The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Annual Meeting.

Beneficial Ownership

The table below provides certain information about beneficial ownership of Common Stock of the Company as of the Record Date with respect to: (i) each person, or group of affiliated persons, who is known to the Company to own more than five percent (5%) of Company Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s executive officers; and (iv) all of the Company’s directors and executive officers as a group.

Except as otherwise noted, to the knowledge of the Company, all persons listed below have sole voting and dispositive power with respect to all shares of Common Stock they beneficially own, except to the extent authority is shared by spouses under applicable law. Applicable percentage ownership is based on 3,958,733 shares of Common Stock outstanding. In computing the number of shares of Common Stock beneficially owned by a person and applicable percentage of ownership of that person, we deemed outstanding shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within sixty (60) days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each shareholder is in care of Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, CT 06901.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares			Percent of Class
Michael A. Carrazza	3,042,150	(1)		76.8%
Kenneth T. Neilson	122,718	(2)		3.1%
Susan Neilson	5,000	(3)		*
Neil M. McDonnell	6,000	(4)		*
Frederick K. Staudmyer	5,000	(5)		*
Samuel S. Davis	7,174	(6)		*
Richard A. Muskus	3,816	(7)		*
Edward N. Constantino	7,030	(8)		*
Raymond Smyth	8,212	(9)		*
Emile Van den Bol	9,043	(10)		*
Michael J. Weinbaum	11,030	(11)		*
All Directors and Executive Officers	3,227,173	(1	)(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)	81.5%

* Less than one percent (1%)

(1)	Includes 3,035,000 shares held by Holdings. Mr. Carrazza is the manager of Sponsor, which is the manager of Holdings; therefore, Mr. Carrazza may be deemed to indirectly beneficially own the shares directly owned by Holdings. Holdings has sole voting and dispositive power with regard to all 3,035,000 shares; Sponsor and Carrazza have shared voting and shared dispositive power of said shares. Also includes 5,500 shares held by Solaia Capital Management Profit Sharing Plan for the benefit of Mr. Carrazza. Mr. Carrazza has sole voting and dispositive power with regard to such shares. Does not include 325,000 shares with respect to which another party has sole voting and dispositive power.
(2)	Includes 5,770 shares held by Neilson Holdings LP (“NH”). Mr. Neilson is the general partner of NH; therefore, Mr. Neilson may be deemed to indirectly beneficially own the shares held by NH. Also includes 60,000 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(3)	Includes 5,000 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(4)	Includes 6,000 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(5)	Includes 4,000 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(6)	Includes 1,731 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(7)	Includes 2,290 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(8)	Includes 3,807 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(9)	Includes 626 shares held in an IRA for the benefit of Mr. Smyth. Also includes 3,807 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(10)	Includes 3,807 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.
(11)	Includes 3,807 shares issued pursuant to a Restricted Stock Agreement which have not yet vested.

None of our directors have informed us in writing that they intend to oppose any action to be taken by us at the Annual Meeting.

Changes in Control

There are no arrangements known to management that may result in a change of control of the Company.

ITEM 1. ELECTION OF DIRECTORS

The first item to be acted upon at the Annual Meeting is the election of six directors to our Board of Directors. Each of the persons elected will serve a term of one year and until the election and qualification of his successor or until his earlier resignation, death or removal. Each nominee is currently serving as one of our directors. We are not aware of any material proceedings to which any of the nominee directors, or any associate of any such director, is a party adverse to us or has a material interest adverse to us. Each nominee has consented to being named as a nominee and to serve if elected.

If any director nominee named in this information statement shall become unable or decline to serve (an event which the Board of Directors does not anticipate), a substitute may be nominated and elected.

Nominees for Election as Directors

The nominees for election as directors have provided the following information about themselves:

Name	Age	Current Position with the Company
Michael A. Carrazza	50	Chairman of the Board of Directors
Kenneth T. Neilson	67	President and Chief Executive Officer and Director
Edward N. Constantino	69	Director
Raymond B. Smyth	70	Director
Emile Van den Bol	52	Director
Michael J. Weinbaum	49	Director

The nominees for election as directors have provided the following information about themselves:

Michael A. Carrazza

Mr. Carrazza has been Chairman of the Board of Directors of the Company since 2010. Through PNBK Sponsor, Mr. Carrazza manages PNBK Holdings, the Company’s largest shareholder. Mr. Carrazza is also CEO of Solaia Capital Advisors, an investment management company. In 2012, Mr. Carrazza led the spin-out of the Bank of Ireland’s U.S. Asset-Based Lending Group, now known as Siena Lending Group, and serves as its Chairman. In 2004, he co-founded Bard Capital Group where he sponsored several transactions in the industrial sector. From 2001 until 2003, he was principal at The Glen Rock Group, a middle market investment firm, where he structured and financed the buyout of International Surface Preparation Group, Inc. (“ISPC”) from U.S. Filter/Vivendi. He subsequently worked at ISPC as Vice President in the office of the Chairman, managing the company’s financings, restructure and subsequent sale. Mr. Carrazza led the financing and restructuring of Mitchell Madison Group and served on the firm’s Executive Team, where he assisted in the firm’s global expansion and managed its subsequent sale to US Web/CKS. Mr. Carrazza began his career at Goldman, Sachs & Co. Mr. Carrazza earned his MBA in Finance from The Stern School of Business at New York University and his B.S. in Electrical Engineering from The Pennsylvania State University.

Kenneth T. Neilson

Mr. Neilson has been President and Chief Executive Officer since March 18, 2013 and has served as a director of Patriot since 2010. Mr. Neilson is the retired President, Chairman and CEO of Hudson United Bank and Hudson United Bancorp where he served for 23 years. After becoming President and CEO in 1989, Mr. Neilson led Hudson United Bancorp from a one state, 15 branch network with $500 million in assets, to a premiere franchise spanning four states with over 200 branch locations and an asset size of $9 billion by 2006, when it was sold to TD Banknorth. Mr. Neilson currently serves as a Board Member of Quinnipiac University.

Edward N. Constantino

Mr. Constantino has over 40 years of audit, advisory and tax experience working for two major accounting firms, Arthur Anderson LLP and KPMG LLP. Mr. Constantino retired from KPMG in late 2009, where he was an Audit Partner in charge of the Firm’s real estate and asset management businesses. Mr. Constantino is a member of the Board of Directors of ARC Property Trust and a member of the Board and Audit Committee Chair of NexPoint Residential Trust. Mr. Constantino also serves as a consultant for the law firm of Skadden Arps. Mr. Constantino’s specific skills include auditing national and multinational organizations, internal control and compliance, financial reporting, regulatory reporting, risk management, asset valuation, accounting and finance and transaction structuring. He is a licensed CPA, a Member of the American Institute of Certified Public Accountants and a Member of the New York State Society of Public Accountants. He is currently a Member of the Board of Trustees and the Audit Committee.

Raymond B. Smyth

Mr. Smyth served as our director from November 2008 until 2010 and since 2011. Mr. Smyth is also a finance board member of Trinity Catholic High School located in Stamford, Connecticut. He is a retired partner in the accounting firm of Masotti & Masotti. In addition, he is a CPA and a financial expert.

Emile Van den Bol

Mr. Van den Bol is currently the Chief Executive Officer of Brooklawn Capital, LLC. Brooklawn Capital is an investment management company which advises and invests in real estate and securities. Mr. Van den Bol retired in 2010 as Managing Director of the Commercial Real Estate Group of Deutsche Bank Securities, Inc. Mr. Van den Bol joined Deutsche Bank in 2001 as Managing Director and held several executive positions in the Commercial Real Estate Group including Global Co-Head Structured Finance, Global Head Commercial Real Estate CDO Group and Member of the Global Commercial Real Estate Executive Committee. Mr. Van den Bol was from 2005 to 2009 a Governor of the Board of the Commercial Mortgage Securities Association. From 1996 to 2001 Mr. Van den Bol was employed by Lehman Brothers where he held a number of positions including Head of Esoteric Principal Finance Group and Co-Head of Lehman Brothers Franchise Conduit. Mr. Van den Bol was a member of Morgan Stanley’s Structured Finance Group from 1991 to 1996.

Michael J. Weinbaum

Mr.Weinbaum has been the Vice President of Real Estate Operations for United Capital Corp. for more than twenty years. Mr. Weinbaum has extensive experience in real estate operations and transactions. He is a member of the International Council of Shopping Centers and has been a member of United Capital’s Board of Directors since 2005. Mr. Weinbaum currently serves on the Finance Board and Board of Trustees for St. Mary’s Healthcare for Children.

Executive Officers

Our executive officers who do not serve as directors and/or who are not nominees for election as directors are:

Name	Age	Current Position with the Company
Susan Neilson	58	Executive Vice President and Chief Operating Officer
Neil M. McDonnell	52	Executive Vice President and Chief Financial Officer
Samuel S. Davis	60	Executive Vice President and Chief Credit Officer
Richard A. Muskus	47	Executive Vice President and Chief Lending Officer
Frederick K. Staudmyer	60	Executive Vice President and Chief Administrative Officer

Susan Neilson

Susan Neilson has served as Executive Vice President and Chief Operating Officer of Patriot Bank since January 2015. She had served as a consultant to the Bank since March of 2013. Prior to that, Ms. Neilson served as Executive Vice President and Head of Retail Banking and Operations at Hudson United Bank, a $9 billion regional institution. She also led marketing, retail operations and deposit products for First Fidelity Bank and, earlier in her career, headed retail banking, technology and operations for Bank United, a $5 billion Texas-based thrift.

Neil M. McDonnell

Neil McDonnell joined Patriot Bank as Executive Vice President and Chief Financial Officer in January 2016. Mr. McDonnell is a recognized finance industry leader with over 26 years of experience in the banking industry, having served as CFO and Chairman of the Asset and Liability Committee for U.S. Trust Company N.A., the nation’s first and oldest trust company. During his tenure, he oversaw the successful consolidation of five U.S. Trust entities into one $4.5 billion financial entity, with 27 locations, $50 billion in client assets and over $3 billion in loans and deposits. He also successfully integrated U.S. Trust’s largest acquisition, State Street’s Private Asset Management Division with $11 billion in client assets.

On a community banking level, he has served as EVP & CFO at Darien Rowayton Bank, overseeing finance, treasury, accounting and the mortgage portfolio. He was also the Chief Financial and Compliance Officer at Fieldpoint Private Bank & Trust in Greenwich, CT. Throughout his career Mr. McDonnell has focused significant attention on the acquisition and integration of new banking assets.

Mr. McDonnell earned his Bachelor of Science degree from St. John’s University. He is the Chairman of the Finance and Investment Committees for The Workplace, Inc. in Bridgeport, which is the regional workforce development board serving Fairfield County.

Christina L. Maier

Ms. Maier served as Executive Vice President and Chief Financial Officer of Patriot from October 2013 until January 2016. Prior to joining the Bank, Ms. Maier served as Senior Vice President and Director, U.S. Accounting and Reporting at Brown Brothers Harriman, a multinational financial services firm she joined in October 2006. She was Senior Vice President and Controller of Provident New York Bancorp and served 15 years at Hudson United Bancorp, where she was First Senior Vice President, serving in capacities including Controller and Chief Accounting Officer.

Samuel S. Davis

Mr. Davis has served as Executive Vice President and Chief Credit Officer of Patriot since April 2013 and was the Bank’s Senior Lending Officer from September 2011 to April 2013. Prior to joining Patriot in November 2009, Mr. Davis was Senior Vice President of Lending at Connecticut Community Bank from January 2000 to November 2009.

Richard A. Muskus

Mr. Muskus has served as Executive Vice President and Chief Lending Officer of the Bank since February of 2014. Prior to joining the Bank, Mr. Muskus spent 13 years at Connecticut Community Bank serving as Senior Vice President of Commercial Lending and, from 2010, as President of its Greenwich Bank & Trust division.

Frederick K. Staudmyer

Frederick Staudmyer is the Executive Vice President and Chief Administrative Officer of Patriot Bank, N.A., overseeing human capital development, corporate compliance, property development and facilities management. He is also Corporate Secretary of the board and has served as Patriot’s Chief Human Resources Officer since November 2014.

Mr. Staudmyer previously served as Assistant Dean at Cornell University’s Johnson Graduate School of Management where he directed the Career Management Center for all five of the college’s MBA programs, in addition to directing career management for the new Cornell Tech Campus in New York City.

Bringing more than 30 years of human resources, general management and corporate leadership experience, he has served at leading financial institutions where Mr. Staudmyer directed training programs and integrated staff from acquired companies.

Mr. Staudmyer earned his MBA in Organizational Development and Management from the Johnson Graduate School of Management and his Bachelor of Science at Cornell’s School of Industrial & Labor Relations. He has served on the board of directors at the MBA Career Services Council and as an Advisory Council Member of Cornell University’s Entrepreneurial and Personal Enterprise Program.

Certain Relationships, Related Transactions and Director Independence

There are no family relationships among our executive officers and directors, other than that between our CEO and President and our Executive Vice President and Chief Operating Officer, who are married. In the ordinary course of business, the Bank has made loans to officers and directors (including loans to members of their immediate families and loans to companies of which a director owns 10% or more). There were no loans outstanding to officers and directors as of December 31, 2015, and as of the Record Date. In the opinion of management, all of such loans were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with persons not related to the lender. The Bank believes that at the time of origination these loans neither involved more than the normal risk of collectability nor presented any other unfavorable features.

Information about transactions involving related persons is assessed by Patriot’s independent directors. Related persons include Patriot’s directors and executive officers as well as immediate family members of directors and officers. If the independent directors approve or ratify a material transaction involving a related person, then the transaction would be disclosed in accordance with the Securities and Exchange Commission (the “SEC”) rules. If the related person is a director, or a family member of a director, then that director would not participate in those discussions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, directors and persons who own more than 10% of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company. No Form 3 or 4 filings are known to be late for any of the directors, officers and beneficial owners of more than 10% of any class of equity securities of the Company in 2015.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our business affairs are managed under the direction of the Board of Directors in accordance with the Connecticut Business Corporation Act, our certificate of incorporation and our bylaws. Members of our Board of Directors are kept informed of our business through discussions with the Chairman of the Board, our Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. Our corporate governance practices are summarized below.

During 2015, our Board of Directors met 11 times. During 2015, each of our directors attended 100% of the meetings of our Board of Directors and at least 90% of the meetings of the committees of the Board on which each director served.

Director Attendance at Annual Meetings

We have a policy encouraging attendance by members of the Board of Directors at our Annual Meetings of shareholders. All of our directors attended the 2015 Annual Meeting of Shareholders.

Independence of Board of Directors and Members of Its Committees

We are a controlled company under NASDAQ rules because more than 50% of the voting power for the election of our directors is held by one shareholder. As a result, we are not required to maintain a majority of independent directors on our Board of Directors, nominating committee or compensation committee. The Board of Directors has determined that the following nominees for election as directors at the Annual Meeting are independent: Edward N. Constantino, Emile Van den Bol, Michael J. Weinbaum and Raymond B. Smyth. The Board of Directors has also determined that the Audit Committee is comprised entirely of independent directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ stock market and our corporate guidelines set forth in the Audit Committee Charter.

Independence Standards

The Board of Directors examines the independence of the directors annually. For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship with us or any of our affiliates, either directly or as a partner, shareholder or officer of an organization that has such a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent if, among other things, the director has:

•	Been employed by the Bank or its affiliates at any time in the current year or during the past three years.

•	Accepted any payments from the Bank or its affiliates in excess of $120,000 during any period of twelve consecutive months within the preceding three years (except for Board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

•	An immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

•	Been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed 5% of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the preceding three years.

•	Been employed as an executive officer of another entity where any of the Bank’s executive officers serve on that entity’s compensation committee.

Board Leadership Structure and Role in Risk Oversight

Although our Board of Directors has not adopted a formal policy with respect to whether the principal executive officer should also serve as Chairman of the Board, our principal executive officer and Chairman of the Board are currently separate individuals. Our Board of Directors believes that having a separate Chairman of the Board is appropriate given our business characteristics.

The Board of Directors’ primary responsibility is to seek to maximize long-term shareholder value. The Board of Directors selects our management, monitors management and Company performance, and provides advice and counsel to management. Among other things, the Board of Directors regularly reviews our business strategy and approves our budget. In fulfilling the Board of Directors’ responsibilities, non-employee directors have full access to our management, external auditors and outside advisers.

Committees of the Board of Directors

The members of our Board of Directors devote time and talent to certain standing committees. Among these committees are the Audit Committee, Compensation Committee, Executive Committee and the Nominating and Corporate Governance Committee. The principal functions and members of each committee are described below.

The functions of the Audit Committee include (i) reviewing and recommending policies regarding internal audit and credit review, (ii) establishing and implementing policies to comply with applicable regulations, (iii) causing suitable audits to be made by auditors engaged by the Audit Committee on our behalf, and (iv) pre-approving all audit services and permitted non-audit services provided by the auditors. The Audit Committee or its Chairman also discusses with the independent auditors the auditors’ review of our unaudited quarterly financial statements. The Audit Committee operates pursuant to a written charter, as amended by the Board of Directors on September 17, 2013. Shareholders may request a copy of the Audit Committee Charter, without charge, by contacting Neil M. McDonnell, Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901, (203) 252-5905. The members of the Audit Committee are Messrs. Constantino (Chairman), Smyth and Van den Bol, each of whom is an independent director as defined by SEC and NASDAQ rules. The Board has determined that Messrs. Constantino and Smyth have the professional experience necessary to qualify as Audit Committee financial experts under SEC rules. During 2015, the Audit Committee met thirteen times.

The Compensation Committee determines executive compensation. The members of the Compensation Committee are Messrs. Constantino (Chairman) and Van den Bol. During 2015, the Compensation Committee met six times. In performing its duties, the Compensation Committee may engage consultants to assist it in determining the amount or form of executive and director compensation. During 2015, the Compensation Committee engaged Pearl Meyer & Associates to perform a company-wide review of job descriptions, functional titles and grades and market comparisons of salary structures. The Compensation Committee consults with our executive officers in determining executive and director compensation.

The Executive Committee exercises, if needed and when the Board of Directors is not in session, all powers of the Board of Directors that may lawfully be delegated. The members of the Executive Committee are Messrs. Carrazza (Chairman), Constantino, Neilson and Van den Bol. During 2015, the Executive Committee met once.

The principal function of the Nominating and Corporate Governance Committee is to consider and recommend to the full Board of Directors nominees for directors of Patriot and the Bank. The Nominating and Corporate Governance Committee is also responsible for reporting and recommending from time to time to the Board of Directors matters relative to corporate governance. The members of the Nominating and Corporate Governance Committee are Messrs. Van den Bol (Chairman), Carrazza, Constantino and Weinbaum. During 2015, the Nominating and Corporate Governance Committee did not meet.

Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the Board of Directors is the responsibility of the Nominating and Corporate Governance Committee. Our directors have a critical role in guiding our strategic direction and in overseeing management. The Nominating and Corporate Governance Committee will consider candidates for the Board of Directors based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of shareholders, personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with our image and reputation. Directors must have time available to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Board of Directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities for us, and who are expected to contribute to an effective Board of Directors.

The Nominating and Corporate Governance Committee utilizes the following process for identifying and evaluating nominees to the Board of Directors. In the case of incumbent directors, each year the Board of Directors informally reviews each director’s overall service to us during the term, including the number of meetings attended, level of participation and performance. In the case of new director candidates, the Nominating and Corporate Governance Committee may solicit from existing directors the names of potential candidates who meet the criteria above; the Nominating and Corporate Governance Committee may discuss candidates suggested by our shareholders; and, if deemed appropriate by the Board of Directors, the Nominating and Corporate Governance Committee may engage a professional search firm. To date, the Nominating and Corporate Governance Committee has not engaged a professional search firm to identify or evaluate potential nominees, but it retains the right to do so in the future, if necessary. The Nominating and Corporate Governance Committee meets to discuss and consider these candidates’ qualifications and then chooses new candidates by majority vote.

Shareholder Nominations

Under our by-laws, nominations for directors may be made by any shareholder of any outstanding class of our capital stock who delivers notice, along with the additional information and materials required by our by-laws and certificate of incorporation, to our Chairman of the Board not fewer than 14 days and not more than 50 days before the Annual Meeting. Shareholders may obtain a copy of our certificate of incorporation and by-laws by writing to our Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901.

To be considered, the shareholder’s nomination must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of our capital stock that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of our shares of capital stock owned by the notifying shareholder. In addition, the nomination should include any other information relating to the proposed nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the nominee’s written consent to serve as a director if elected.

Communications with the Board

Interested parties, including shareholders, wishing to communicate directly with the Board of Directors or any independent directors should send written communications to Michael A. Carrazza, Chairman of the Board, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901. Each communication will be reviewed by Mr. Carrazza who will make appropriate recommendations to the Board of Directors, which may include discussing the matter raised with the Board of Directors as a whole, with only the independent directors, and/or with other members of the senior management team. We believe that this procedure allows the Board of Directors to be responsive to shareholder communications in a timely and appropriate manner.

Code of Conduct

Each of our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer is required to comply with the Patriot National Bancorp, Inc. Code of Conduct for Senior Executive Financial Officers adopted by our Board of Directors. The Code of Conduct was adopted to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate and timely disclosure in public documents; compliance with law; prompt internal reporting of Code of Conduct violations, and accountability for adherence to the Code of Conduct. The Code of Conduct was filed with the SEC as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. All of our directors, officers and employees are also required to comply with a general Code of Conduct that satisfies the rules set out in Section 406(c) of the Sarbanes-Oxley Act of 2002. Shareholders may request a copy of either Code, without charge, by contacting Neil M. McDonnell, Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901, (203) 252-5920.

EXECUTIVE COMPENSATION

Director Compensation

The following table details the compensation paid to or accrued for each of Patriot’s non-management directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Cash Awards ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Edward N. Constantino	49,575	-0-	9,792	-0-	-0-	-0-	-0-	59,367
Raymond Smyth	46,675	-0-	9,792	-0-	-0-	-0-	-0-	56,467
Emile Van den Bol	53,200	-0-	9,792	-0-	-0-	-0-	-0-	62,992
Michael J. Weinbaum	26,800	-0-	9,792	-0-	-0-	-0-	-0-	36,592

(1)	The table provides the dollar value of any restricted stock awards that vested during the period. The awards may have been granted during the current period or prior periods.

Patriot’s directors who are also executive officers do not receive compensation for service on the Board of Directors or any of its committees. Effective July 1, 2015, non-employee directors of Patriot received pro-rated compensation increases for board and committee meeting attendance as well as retainer fees. On an annual basis, each non-employee director receives $1,150 for each board meeting in which they participate and annual retainer fees totaling $19,100. They also receive fees ranging from $375 to $750 for each committee meeting in which they participate. In addition, non-employee directors who serve as the chair of a committee receive additional retainer fees ranging from $3,000 to $9,200 per year.

Our directors are also reimbursed for reasonable and necessary out-of-pocket expenses incurred in connection with their service to us, including travel expenses.

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer, Chief Financial Officer and the three other executive officers who received the highest annual compensation.

Name and Principal Position(s)	Year	Salary	Bonus	Restricted Stock	All Other Annual Compensation		Total
Michael A. Carrazza	2015	$311,538	$—	$—	$4,154	(1)	$315,692
Chairman	2014	$300,000	$150,000	$—	$3,462	(1)	$453,462
Kenneth T. Neilson	2015	$—	$200,000	$402,410	$259,274	(2)	$861,684
President and CEO	2014	$—	$400,000	$300,000	$239,462	(3)	$939,462
Christina L. Maier	2015	$218,077	$—	$—	$7,269	(1)	$225,346
Executive Vice President and Chief Financial Officer	2014	$210.000	$25,000	$—	$5,111	(1)	$240,111
Susan Neilson (4)	2015	$205,192	$—	$—	$50,536	(5)	$255,728
Executive Vice President and Chief Operating Officer	2014	$—	$—	$—	$—		$—
Richard A. Muskus	2015	$228,269	$—	$—	$6,612	(1)	$234,881
Executive Vice President and Chief Lending Officer	2014	$161,250	$40,000	$49,990	$2,440	(1)	$253,680

(1)	Includes a 401(k) company match contribution.
(2)	Includes an $18,000 annual automobile allowance, $168,917 housing costs, $66,357 travel reimbursements and $6,000 401(k) company match contribution.
(3)	Includes an $18,000 annual automobile allowance, $166,455 housing costs and $55,007 travel reimbursements.
(4)	Ms. Neilson has been employed by Patriot as Chief Operating Officer since January 2, 2015.
(5)	Includes $50,536 for travel reimbursements.

401(k) Plan

The Bank maintains a tax-qualified 401(k) Plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to make salary reduction contributions to the 401(k) Plan on the first day of the month coinciding with or next following the date that the employee has attained 21 years of age and completed 1 month of service. Employees become eligible to receive any matching or discretionary contributions made to the 401(k) by the Bank after the completion of six months and at least 500 hours of service.

Under the 401(k) Plan, participants may elect to have the Bank contribute a portion of their compensation each year, subject to certain limitations imposed by the Internal Revenue Code. The 401(k) Plan permits the Bank to make discretionary matching and additional discretionary contributions to the 401(k) Plan. Participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds.

Participants are always 100% vested in their elective deferrals, matching and discretionary matching contributions and related earnings under the 401(k) Plan.

Patriot National Bancorp, Inc. 2012 Stock Plan

In 2011, Patriot adopted the Patriot National Bancorp, Inc. 2012 Stock Plan (the “2012 Plan”). The 2012 Plan is administered by the Compensation Committee of Patriot’s Board of Directors. Grants under the 2012 Plan may be made in the form of stock options, restricted stock and phantom stock units. The 2012 Plan authorizes 3,000,000 shares of Patriot’s Common Stock for issuance. Phantom stock units may be granted under the 2012 Plan up to 1,000,000 units.

Under the terms of the 2012 Plan, only Patriot employees and employees of its subsidiaries may receive stock options. The exercise price of the stock options shall be not less than the fair market value of the stock on the date of grant. The Compensation Committee shall determine the dates upon which the options may be exercisable, which shall not exceed 10 years from the date of grant. The options may be exercised on a cashless basis if approved by the Compensation Committee.

Only directors and employees of Patriot are eligible to receive grants of restricted stock under the 2012 Plan. The vesting of these grants generally occurs in annual installments over a five year period. The vesting of restricted stock awards and options may be accelerated in accordance with terms of the plan. The Compensation Committee shall make the terms and conditions applicable to the vesting of restricted stock awards and stock options.

Only Patriot’s employees and employees of its subsidiaries are eligible to receive phantom stock units under the 2012 Plan. The phantom stock units entitle the holder to receive upon exercise, in cash or shares of Common Stock, the appreciation in the value of the Common Stock from the date of grant. The Plan Committee shall determine the terms and conditions of each phantom stock unit award. Upon a change of control of Patriot, the grantee shall be required to redeem all of his or her phantom stock units. In the event of a sale of substantially all of Patriot’s assets, all outstanding phantom stock units will be redeemed.

Under the 2012 Plan, 32,964 shares of restricted stock were awarded in 2013, 73,558 shares of restricted stock were awarded in 2014 and 12,700 shares of restricted stock were awarded in 2015.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS

The second item to be acted upon at the Annual Meeting is the ratification of the Board of Directors’ selection of our independent registered public accounting firm.

The Board of Directors has appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm to examine our financial statements for the current fiscal year ending December 31, 2015 and to perform other appropriate accounting services. BDO was engaged as our independent registered public accounting firm on April 7, 2015, and has no relationship with us other than that arising from their employment as our independent registered public accounting firm.

Audit Fees

The following table sets forth the principal accounting fees we paid to BDO USA and KPMG LLP for services performed in 2015 and 2014, both independent registered public accounting firms, with respect to our fiscal years ended December 31, 2015 and 2014 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services rendered that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other services rendered.

	Year Ended
	December 31, 2015	December 31, 2014
Audit fees (1)	$176,772	$325,000
Audit-related fees (2)	30,000	—
Tax fees (3)	19,500	44,135
All other fees	—	—

Total fees	$226,272	$369,135

(1) Audit fees with respect to the years ended December 31, 2015 and December 31, 2014 represent payments made by Patriot to BDO USA and KPMG LLP, respectively, for professional services. These payments were approved by the Audit Committee.

(2) Audit-related fees with respect to the year ending December 31, 2015 represent a payment made by Patriot to KPMG LLP for professional services related to the Bank’s 2015 Form 10-K. This payment was approved by the Audit Committee.

(3) Tax fees with respect to the years ended December 31, 2015 and December 31, 2014 represent payments made by Patriot to BDO USA and KPMG LLP, respectively, for their preparation of Patriot’s federal and state income tax returns, tax advice and planning. These payments were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accountants. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its external auditor and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

The Audit Committee approved the audit-related fees, tax fees and all other fees set forth above for the year ended December 31, 2015.

REPORT OF AUDIT COMMITTEE

The Audit Committee reviewed and discussed the audited financial statements with management, and discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K, as amended.

Edward N. Constantino

Raymond B. Smyth

Emile Van den Bol

ADDITIONAL INFORMATION

The 2016 Annual Meeting of Shareholders is scheduled to be held on July 26, 2016. Pursuant to Rule 14a-8 promulgated under the Exchange Act, our shareholders may present proper proposals for inclusion in our proxy or information statement and for consideration at the next annual meeting of shareholders by submitting their proposals to our Secretary in a timely manner. In order to be included in the proxy or information statement for the 2017 Annual Meeting of Shareholders, shareholder proposals must be received by our Secretary no later than April 30, 2017 and must otherwise comply with the requirements of Rule 14a-8.

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of our periodic reports, information statements or other information concerning us, without charge, by written request, directed to Frederick Staudmyer, Secretary, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 or by telephone at 203-252-5925. If you would like to request documents, please do so by July 15, 2016 in order to receive them before the Annual Meeting.

THIS INFORMATION STATEMENT IS DATED JUNE 30, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ABOVE, UNLESS EXPRESSLY PROVIDED, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,

/s/ Michael A. Carrazza
Michael A. Carrazza
Chairman of the Board
June 30, 2016